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                                                                    EXHIBIT 23-1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of The Detroit Edison Company on Form S-3 of our report dated February 26, 2002, (September 17, 2002 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to its changed method of accounting for derivative instruments and hedging activities in 2001) appearing in the Current Report on Form 8-K filed September 20, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
September 17, 2002